UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549
                             FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
    UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
   OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
          15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                   Commission File Number 0-22720
                                                                 -------

                      CYCLO3PSS CORPORATION
                            ----------------------
      (Exact name of registrant as specified in its charter)

                 7105 South Highland Drive, #102
                          Salt Lake City, Utah  84121
                          ---------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  $0.001 par value common stock
                        ------------------------------
     (Title of each class of securities covered by this Form)

                         Not applicable.
                               ---------------
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)  [ ]
              Rule 12g-4(a)(1)(ii) [X]
              Rule 12g-4(a)(2)(i)  [ ]
              Rule 12g-4(a)(2)(ii) [ ]
              Rule 12h-3(b)(1)(i)  [ ]
              Rule 12h-3(b)(1)(ii) [ ]
              Rule 12h-3(b)(2)(i)  [ ]
              Rule 12h-3(b)(2)(ii) [ ]
              Rule 15d-6           [ ]

      Approximate number of holders of record as of the certification or notice date: 460.

     Pursuant to the requirements of the Securities Exchange Act of 1934 CYCLO3PSS CORPORATION has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

      Date 7-15-02                By /s/ William R. Stoddard
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                                    William R. Stoddard
                                    Chief Executive Officer